Exhibit 99

Transcript of Recorded Telephone Message Providing Target Corporation Sales Results for the Week Ended September 28, 2002

Hello. Thank you for calling the Target Corporation Sales information line. The comments on this recording relate to sales for the week ended September 28, 2002.

For the month of September, the comparable store sales plan at Target Stores was an increase in the range of 3 to 5 percent. The September sales plan for the total corporation is slightly lower, reflecting the lower growth rates and smaller size of our other two divisions.

Comparable store sales for Target Stores and for the corporation were well below plan for the fourth week of September and are well-below plan month-to-date. As a result of this continued softness in our top-line performance, September comparable store sales for the total corporation are now expected to be slightly below last year's levels.

For the four-week period, the strongest performing merchandise categories at Target Stores included pharmacy, entertainment, sporting goods and consumables/commodities. Weakest categories month-to-date include men's apparel, children's apparel, and selected accessories. Regionally, the east coast and the west coast are outperforming markets in the center of the country.

Forward-looking statements in this recording should be considered in conjunction with the cautionary statements in Exhibit (99)C to the company's 2001 Form 10-K.